Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Bruce Crawford, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: bcrawford@nanometrics.com

Nanometrics Reports Third Quarter 2008 Financial Results

Gross Margin Increases to 44%, SG&A Expenses Down 9%, $22 Million in Cash

MILPITAS, Calif., October 30, 2008 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology equipment, today announced financial results for its third quarter ended September 27, 2008.

Revenues for the third quarter were $23.1 million, down 3% from $23.8 million for the second quarter of 2008 and down 40% from $38.6 million for the third quarter of 2007.

Total gross margin for the third quarter was 44.1%, up from 42.4% for the second quarter of 2008 and roughly flat compared to third quarter 2007 gross margin of 44.2%. Product gross margin was 50.0%, roughly flat compared to 50.5% for the second quarter of 2008 and 49.6% for the third quarter of 2007. Service gross margin was 30.0%, up from 13.8% for the second quarter of 2008 and 10.3% for the third quarter of 2007.

Total research and development, selling, general and administrative expenses were $13.6 million in the third quarter, down 6% from $14.6 million in the second quarter of 2008 and down 3% from $14.0 million in the third quarter of 2007.

Net loss for the third quarter was $60.5 million, or $3.25 per share. This compares to a net loss of $18.9 million, or $1.02 per share, for the second quarter of 2008 and net income of $2.0 million, or $0.11 per diluted share, for the third quarter of 2007.

Net loss for the third quarter includes an asset impairment charge of $55.3 million related to goodwill and intangible assets. Also included in the net loss for the third quarter are a restructuring charge of $0.7 million, stock-based compensation expense of $1.1 million, amortization of acquired intangible assets of $0.6 million and depreciation expense of $0.9 million.

“While macro-economic conditions continue to weaken and semiconductor capital spending has decelerated sharply, I’m pleased to announce that we demonstrated further improvements to our business model in the third quarter,” commented Tim Stultz, president and chief executive officer. “Revenues declined by 3% sequentially, yet we grew our gross margin and decreased our operating expenses, which brought us closer to our goal of $25 million revenue break-even on a cash basis. We added more than $12 million to our cash balance during the quarter, which reflects a minimal amount of cash losses from operations, improved working capital management and the completion of a $13.5 million real estate loan on our Milpitas headquarters. We also used more than $1.3 million of our cash for stock repurchases during the quarter. Our third quarter results are indicative of our commitment to aggressively seek ways to improve our operational and capital efficiencies. Today Nanometrics is well-equipped to face the current market challenges, with a breadth of competitive products, solid financial footing and an improved business model.”

Selected Revenue Segment Information

Revenues by Product		Revenues by Region

Automated Metrology	27%	United States	34%
Integrated Metrology	31%	Japan	30%
Materials Characterization	12%	South Korea	13%
Service	30%	ROW	23%

Conference Call Details

A conference call to discuss the third quarter results will be held later today at 6:00 p.m. Eastern Daylight Time (3:00 p.m. PDT). To participate in the conference call, the dial-in numbers are 866-578-5788 for domestic callers and 617-213-8057 for international callers. The passcode is 17755429. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended September 27, 2008. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K, as amended, for the year ended December 30, 2007 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands except share amounts)

(Unaudited)

	September 27, 2008	December 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$21,779	$14,919
Accounts receivable, net of allowances of $311 and $323	21,333	34,855
Inventories	33,951	33,343
Inventories - delivered systems	175	785
Prepaid expenses and other	2,743	2,598

Total current assets	79,981	86,500
Property, plant and equipment, net	42,181	44,419
Goodwill and indefinite lived intangible assets	—	52,532
Intangible assets, net	7,224	21,820
Other assets	1,816	1,805

Total assets	$131,202	$207,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	8,055	13,931
Accrued payroll and related expenses	3,804	4,514
Deferred revenue	988	2,501
Other current liabilities	7,750	7,243
Income taxes payable	244	1,101
Current portion of debt obligations	468	148

Total current liabilities	21,309	29,438
Deferred income taxes	382	382
Other long- term liabilities	558	1,283
Debt obligations due after one year	13,162	129
Total liabilities	35,411	31,232
Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 18,297,003 and 18,620,682, respectively, outstanding	18	19
Additional paid-in capital	189,086	187,180
Accumulated deficit	(94,002)	(13,917)
Accumulated other comprehensive income	689	2,562

Total stockholders’ equity	95,791	175,844

Total liabilities and stockholders’ equity	$131,202	$207,076

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net revenues:
Products	$16,311	$33,306	$62,744	$98,564
Service	6,826	5,341	18,882	14,533

Total net revenues	23,137	38,647	81,626	113,097

Costs of net revenues:
Cost of products	8,150	16,773	30,974	50,628
Cost of service	4,778	4,791	14,548	15,459

Total costs of net revenues	12,928	21,564	45,522	66,087

Gross profit	10,209	17,083	36,104	47,010
Operating expenses:
Research and development	4,430	4,661	13,107	13,986
Selling	4,280	4,603	13,963	14,636
General and administrative	4,935	4,783	15,761	16,538
Amortization of intangible assets	600	1,285	3,215	4,497
Restructuring charge	655	2,128	1,525	2,128
Asset impairment	55,332	—	68,545	—
Gain on sale of assets	—	(2,100)	—	(2,100)

Total operating expenses	70,232	15,360	116,116	49,685

Income (loss) from operations	(60,023)	1,723	(80,012)	(2,675)
Other income (expense):
Interest income	24	69	156	121
Interest expense	(240)	(56)	(343)	(141)
Other, net	142	382	564	(40)

Total other income (expense), net	(74)	395	377	(60)

Income (loss) before income tax provision (benefit)	(60,097)	2,118	(79,635)	(2,735)
Income tax provision (benefit)	350	110	450	(2)

Net income (loss)	$(60,447)	$2,008	$(80,085)	$(2,733)

Net income (loss) per share:
Basic	$(3.25)	$0.11	$(4.31)	$(0.15)

Diluted	$(3.25)	$0.11	$(4.31)	$(0.15)

Shares used in per share computation:
Basic	18,574	18,278	18,599	17,931

Diluted	18,574	18,676	18,599	17,931